EXHIBIT 99.1

Net Asset Value

We calculate net asset value (“Net Asset Value”) in accordance with our valuation policies and procedures. The table that follows provides a breakdown of the major components of our Net Asset Value as of August 31, 2026 ($ in thousands):

Components of Net Asset Value
Investments at fair value (cost of $1,293,439)	$1,318,125
Cash and cash equivalents	58
Other liabilities	(952)
Net Asset Value	$1,317,241